United States Securities And Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.___)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
ULTA SALON, COSMETICS & FRAGRANCE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2009

TO THE STOCKHOLDERS OF ULTA SALON, COSMETICS & FRAGRANCE, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ulta Salon, Cosmetics & Fragrance, Inc. (“Ulta”), a Delaware corporation, will be held on Wednesday, June 17, 2009, at 10:00 A.M. local time, at Ulta’s headquarters located at 1000 Remington Blvd., Bolingbrook, Illinois 60440, for the following purposes:

1.	To elect Hervé J.F. Defforey, Robert F. DiRomualdo and Lorna E. Nagler as Class II Directors to hold office until the 2012 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, for our fiscal year 2009, ending January 30, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 20, 2009, as the record date for the determination of stockholders entitled to notice of and to vote on the items listed above at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Robert S. Guttman
Senior Vice President, General Counsel and Secretary

May 6, 2009

Important notice regarding availability of proxy materials
for Ulta’s 2009 Annual Meeting of Stockholders to be held on June 17, 2009:

The Proxy Statement and Annual Report to Stockholders on Form 10-K
for the year ended January 31, 2009 are available at http://ir.ulta.com.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, KINDLY MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE (WHICH IS POSTAGE PREPAID, IF MAILED IN THE UNITED STATES). EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF RECORD ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

		Page

ARTICLE I. PROXY MATERIALS AND ANNUAL MEETING		1
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING		1
1.	Q: General — Why am I receiving these materials?	1
2.	Q: Date, Time and Place — When and where is the Annual Meeting of Stockholders?	1
3.	Q: Purpose — What is the purpose of the Annual Meeting of Stockholders?	1
4.	Q: Attending the Annual Meeting — How can I attend the Annual Meeting?	1
5.	Q: Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?	2
6.	Q: Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?	2
7.	Q: Voting — Who can vote and how do I vote?	2
8.	Q: Revocation of Proxy — May I change my vote after I return my proxy?	3
9.	Q: Quorum — What constitutes a quorum?	3
10.	Q: Voting Results — Where can I find the voting results of the Annual Meeting?	3
11.	Q: Solicitation — Who will pay the costs of soliciting these proxies?	3
12.	Q: Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?	3
13.	Q: Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders, or to nominate individuals to serve as Directors?	3
14.	Q: Nomination of Directors — How do I submit a proposed Director nominee to the Board of Directors for consideration?	4
ARTICLE II. CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS		5
CORPORATE GOVERNANCE		5
ELECTION OF DIRECTORS		8
INFORMATION ABOUT OUR BOARD OF DIRECTORS		10
NON-EXECUTIVE DIRECTOR COMPENSATION FOR FISCAL 2008		12
ARTICLE III. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT COMMITTEE		13
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		13
FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		13
AUDIT COMMITTEE		14
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS		15
ARTICLE IV. COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT		16
ARTICLE V. STOCK		28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		28
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE		31
ARTICLE VI. CERTAIN RELATIONSHIPS AND TRANSACTIONS		32
ARTICLE VII. MISCELLANEOUS		33

1000 Remington Blvd., Suite 120
Bolingbrook, IL 60440

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 17, 2009

ARTICLE I. PROXY MATERIALS AND ANNUAL MEETING

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1. Q:	General — Why am I receiving these materials?

A:	On or about May 6, 2009, we sent the Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy Card to you, and to all stockholders of record as of the close of business on April 20, 2009, because the Board of Directors of Ulta is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders. Also enclosed are our 2008 Annual Report and Form 10-K for fiscal 2008, which, along with our Proxy Statement, are also available at the Investor Relations section of our website at http://ir.ulta.com.

2. Q:	Date, Time and Place — When and where is the Annual Meeting of Stockholders?

A:	The Annual Meeting of Stockholders will be held on Wednesday, June 17, 2009, at 10:00 A.M. local time, at Ulta’s headquarters located at 1000 Remington Blvd., Bolingbrook, Illinois 60440.

3. Q:	Purpose — What is the purpose of the Annual Meeting of Stockholders?

A:	At our Annual Meeting, stockholders will act upon the matters outlined in this Proxy Statement and in the Notice of Annual Meeting on the cover page of this Proxy Statement, including the election of Directors, and ratification of our independent registered public accounting firm. Following the Annual Meeting, management will respond, if applicable, to questions from stockholders and may make a presentation on our performance.

4. Q:	Attending the Annual Meeting — How can I attend the Annual Meeting?

A:	You will be admitted to the Annual Meeting if you were an Ulta stockholder or joint holder as of the close of business on April 20, 2009, or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 20, 2009, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If a stockholder is an entity and not a natural person, a maximum of two representatives per such stockholder will be admitted to the Annual Meeting. Such representatives must comply with the procedures outlined above and must also present evidence of authority to represent such entity. If a stockholder is a natural person and not an entity, such stockholder and his/her immediate family members will be admitted to the Annual Meeting, provided they comply with the above procedures. In order to be admitted to the Annual Meeting, all attendees must provide photo identification and comply with the other procedures outlined above upon request.

5. Q:	Multiple Sets of Proxy Materials — What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple Proxy Cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Proxy Card. Please vote each Proxy Card and voting instruction card that you receive.

6. Q:	Record Holders and Beneficial Owners — What is the difference between holding shares as a Record Holder versus a Beneficial Owner?

A:	Most Ulta stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:

Record Holders — If your shares are registered directly in your name with our Transfer Agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record or Record Holder. As the stockholder of record, you have the right to grant your voting proxy directly to Ulta or to vote in person at the Annual Meeting. We have enclosed or sent a Proxy Card for you to use.

Beneficial Owner — If your shares are held in a brokerage account or by another nominee, you are considered the Beneficial Owner of shares held in street name, and these proxy materials are being forwarded to you automatically, along with a voting instruction card from your broker, trustee or nominee. As a Beneficial Owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a Beneficial Owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. The election of Directors and the ratification of the appointment of independent registered public accounting firms are considered discretionary items. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

7. Q:	Voting — Who can vote and how do I vote?

A:	Only holders of our Common Stock at the close of business on April 20, 2009, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 20, 2009, we had outstanding and entitled to vote 57,748,588 shares of Common Stock. Each holder of our Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have two options for submitting their votes:

•	by mail, using the paper Proxy Card; or

•	in person at the Annual Meeting with a Proxy Card/legal proxy.

For further instructions on voting, see your Proxy Card. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted by mail will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the Record Holder a legal proxy issued in your name.

8. Q:	Revocation of Proxy — May I change my vote after I return my proxy?

A:	Yes. Even after you have submitted your proxy/vote, you may revoke or change your vote at any time before the proxy is exercised by (i) the timely delivery of a valid, later-dated proxy, timely written notice of revocation with our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440; or (ii) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

9. Q:	Quorum — What constitutes a quorum?

A:	Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the Common Stock outstanding on April 20, 2009, will constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. As of April 20, 2009, 57,748,588 shares of Common Stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of Common Stock representing at least 28,874,295 votes will be required to establish a quorum. Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting.

10. Q:	Voting Results — Where can I find the voting results of the Annual Meeting?

A:	We will publish final results in our Form 10-Q Quarterly Report for the second quarter of fiscal year 2009.

11. Q:	Solicitation — Who will pay the costs of soliciting these proxies?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the Proxy Card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Common Stock beneficially owned by others to forward to such Beneficial Owners. We may reimburse persons representing Beneficial Owners of Common Stock for their reasonable costs of forwarding solicitation materials to such Beneficial Owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our Directors, officers or other employees. No additional compensation will be paid to our Directors, officers or other regular employees for such services.

12.	Q: Additional Matters at the Annual Meeting — What happens if additional matters are presented at the Annual Meeting?

A:	Other than the two proposals described in this Proxy Statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Lyn P. Kirby, our Chief Executive Officer and President, and Robert S. Guttman, our Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees are not available as a candidate for Director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

13. Q:	Stockholder Proposals — What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders, or to nominate individuals to serve as Directors?

A:	Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), the deadline for submitting a stockholder proposal for inclusion in our Proxy Statement and Proxy Card for our 2010 Annual Meeting of Stockholders is January 6, 2010. Under our Bylaws, stockholders who wish to bring matters or propose Director nominees at our 2010 Annual Meeting of Stockholders must provide specified information to us no earlier than February 17, 2010 and no later than March 19, 2010. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and Director nominations. Proposals by stockholders must be mailed to our Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

14. Q:	Nomination of Directors — How do I submit a proposed Director nominee to the Board of Directors for consideration?

A:	You may propose Director nominees for consideration by the Board of Directors’ nominating and corporate governance committee. Any such recommendation should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. Such recommendation should disclose all relationships that could give rise to a lack of independence and also contain a statement signed by the nominee acknowledging that he or she will owe a fiduciary obligation to Ulta and our stockholders. The section titled “Corporate Governance and the Board of Directors” below provides additional information on the nomination process. In addition, please review our Bylaws in connection with nominating a Director for election at our Annual Meeting of Stockholders.

ARTICLE II. CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Over the course of Ulta’s history, the Board of Directors has developed corporate governance practices consistent with its duties of good faith, due care and loyalty, to help fulfill its responsibilities to our stockholders.

Board of Directors meetings and committees

During the fiscal year ended January 31, 2009, the Board of Directors held 16 meetings. Commencing fiscal year 2003, Mr. Eck became our Non-Executive Chairman, and typically presides over the executive sessions. The Board of Directors has an audit committee, a nominating and corporate governance committee and a compensation committee. During fiscal year 2008, no director attended fewer than 75% of the aggregate meetings of the Board of Directors and of the committees on which he or she served that were held during the period for which he or she was a Director or committee member, respectively. Directors are invited and are expected to attend the Annual Meeting of Stockholders, and eight of our nine Directors then in office attended our 2008 Annual Meeting of Stockholders.

Committee Composition:  The following table provides the composition of each of our committees as of February 1, 2009:

	Audit	Nominating and Corporate Governance	Compensation
Director	Committee[1]	Committee	Committee[2]
Dennis K. Eck*			†

Lyn P. Kirby

Hervé J.F. Defforey	†

Robert F. DiRomualdo	✓

Gerald R. Gallagher		✓

Charles Heilbronn		†	✓

Steven E. Lebow		✓	✓

Charles J. Philippin	✓

Yves Sisteron		✓

1.	Additional information regarding the audit committee can be found starting on Page 14.

2.	Additional information regarding the compensation committee can be found starting on Page 16.

*	Non-Executive Chairman of the Board.

†	Committee chairman.

Nominating and corporate governance committee

The nominating and corporate governance committee acts under a written charter that was approved by the Board of Directors and has been published under “Corporate Governance” in the Investor Relations section of the Ulta website at http://ir.ulta.com. The primary responsibility of the nominating and corporate governance committee is to recommend to the Board of Directors candidates for nomination as Directors and membership on committees of the Board. The committee reviews the performance and independence of each Director, and in appropriate circumstances, may recommend the removal of a Director for cause. The committee oversees the evaluation of the Board of Directors and makes recommendations to improve performance. The committee also recommends to the Board of Directors policies with respect to corporate governance. During fiscal year 2008, the nominating and corporate governance committee was composed of the following independent Directors: Messrs. Heilbronn (Chairman), Lebow and Gallagher. Yves Sisteron, also an independent Director, joined the committee on December 2, 2008. The Board of Directors has determined that each committee member qualifies as a

“nonemployee director” under rules and regulations of the Securities and Exchange Commission (the “SEC”), as well as the independence requirements of NASDAQ. The nominating and corporate governance committee met four times during fiscal year 2008.

Independence

Board member independence is an essential element of Ulta corporate governance. The Board of Directors has determined that each of the current non-employee Directors and each nominee for Director is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Ulta. Lyn P. Kirby, Chief Executive Officer and President, is the sole member of the Board of Directors that is not independent due to her office with Ulta. Each member of the nominating and corporate governance committee, compensation committee and audit committee satisfy the current independence requirements of NASDAQ and the SEC.

Nominating and corporate governance committee charter

The nominating and corporate governance committee charter identifies the roles and responsibilities that govern the nominating and corporate governance committee, such as:

•	identifying qualified candidates to become Board members;

•	selecting nominees for election as Directors at the next annual meeting of stockholders (or special meeting of stockholders at which Directors are to be elected);

•	selecting candidates to fill any vacancies on the Board;

•	reviewing the composition of the committees of the Board and making recommendations to the Board regarding committee membership;

•	overseeing the implementation of and monitoring compliance with Ulta’s Code of Business Conduct (other than with respect to complaints regarding accounting issues, as more fully set forth in the audit committee charter); and

•	overseeing the evaluation of the Board.

Nomination process — qualifications

The nominating and corporate governance committee is responsible for reviewing the appropriate skills and characteristics required of Directors in the context of prevailing business conditions, and in its nominating committee capacity, for making recommendations regarding the size and composition of the Board of Directors. The objective of the nominating and corporate governance committee is to create and sustain a Board of Directors that brings to Ulta a variety of perspectives and skills derived from high-quality business and professional experience. Although there are no specific minimum qualifications that a director candidate must possess, the nominating and corporate governance committee recommends those candidates who possess the highest personal and professional integrity, have prior experience in corporate management and the industry, maintain academic or operational expertise in an area of our business and demonstrate practical and mature business judgment.

We will consider all stockholder recommendations for candidates for the Board of Directors and, to date, we have not received a timely Director nominee from a stockholder. Stockholders who want to suggest a candidate for consideration should send a written notice, addressed to the Corporate Secretary at our principal executive offices at 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440. Further details about the nomination process may be found in the answer to Question 14 above, entitled “Nomination of Directors — How do I submit a proposed Director nominee to the Board of Directors for consideration?”

This notice must include the following information for each candidate the stockholder proposes to nominate: (1) name, age, business address and residence address, (2) principal occupation or employment, (3) class and number of shares of capital stock beneficially owned by such candidate and (4) and any other information relating to the candidate that is required to be disclosed in solicitations for proxies for the election of Directors pursuant to applicable SEC rules. In addition, the stockholder giving such notice must include his or her (1) name and record address and (2) the class and number of shares such stockholder beneficially owns.

We also consider potential director candidates recommended by current Directors, officers, employees and others. We may also retain the services of search firms to provide us with candidates, especially when we are looking for a candidate with a particular expertise, quality, skill or background. The nominating and corporate governance committee screens all potential candidates in the same manner, regardless of the source of the recommendation. Our review is typically based on any written materials provided with respect to potential candidates, and we review such materials to determine the qualifications, experience and background of the candidates. Final candidates are typically interviewed by members of the committee. In making its determinations, the committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the committee makes a recommendation to the full Board of Directors regarding whom should be nominated by the Board of Directors.

Code of Business Conduct

All Ulta employees, officers and members of the Board of Directors must act ethically at all times and in accordance with the policies comprising the Ulta Code of Business Conduct. We demand full compliance with this policy from employees, officers and members of the Board of Directors, including our Chief Executive Officer, Chief Financial Officer and such other individuals performing similar functions. Moreover, all corporate employees, officers and members of the Board of Directors have signed a certificate acknowledging that they have read, understood and will continue to comply with the policy, and all corporate employees and officers are required to read and acknowledge this policy on an annual basis. Ulta includes the Code of Business Conduct in new hire materials for all corporate employees. The policy is published and any amendments or waivers thereto will be published under “Corporate Governance” in the Investor Relations section of the Ulta website located at http://ir.ulta.com.

Disclosure committee

The disclosure committee is a management committee that acts under a written charter approved by the audit committee. Its primary responsibility is to assist our Chief Executive Officer and Chief Financial Officer in fulfilling their responsibility for oversight of the accuracy and timeliness of our disclosures. Management and the disclosure committee have established disclosure controls and procedures designed to ensure that disclosures required by the SEC and other written information to be disclosed to the investment community are recorded, processed, summarized and reported accurately on a timely basis. These disclosure controls and procedures are monitored and evaluated for their effectiveness on a regular basis. The disclosure committee, in conjunction with management, reviews and approves the preparation of SEC filings and various documents distributed to the investment community containing financial information or other material information. The disclosure committee discusses all relevant information with our Chief Executive Officer and Chief Financial Officer and, if needed, the Board of Directors and the audit committee.

Stockholder communication

Any stockholder is free to communicate in writing with the Board of Directors on matters pertaining to Ulta by addressing their comments to the Board of Directors, c/o General Counsel, Ulta Salon, Cosmetics & Fragrance, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440, or by e-mail at InvestorRelations@ulta.com. Our General Counsel will review all correspondence addressed to our Board of Directors, or any individual Director, for any inappropriate correspondence and correspondence more suitably directed to management. Our General

Counsel will forward appropriate stockholder communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication. Our General Counsel will summarize all correspondence not forwarded to our Board of Directors and make the correspondence available to our Board of Directors for its review upon our Board of Directors’ request.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors be divided into three classes designated Class I, Class II and Class III, with each class consisting, as nearly as possible, of one-third of the total number of Directors. Each class serves a three-year term with one class being elected at each year’s annual meeting of stockholders, beginning in 2008. Vacancies on our Board of Directors may be filled by persons elected by a majority of the remaining Directors. A Director elected by our Board of Directors to fill a vacancy, including a vacancy created by an increase in size of our Board of Directors, will serve for the remainder of the full term of the class of Directors in which the vacancy occurred and until that Director’s successor is elected and qualified.

The Board of Directors is presently composed of nine members, eight of whom are non-employee, independent Directors. Each Director was elected to the Board of Directors to serve until a successor is duly elected and qualified or until his or her death, resignation or removal. There are currently no vacancies. Messrs. Gallagher, Defforey and DiRomualdo are the Class II Directors whose terms expire in 2009. Mr. Gallagher previously notified us of his intention not to stand for re-election at this Annual Meeting. Messrs. Defforey and DiRomualdo are nominees for re-election, and Ms. Nagler is a nominee for election, to the Board of Directors. Ms. Nagler, who is standing for election by the stockholders at this Annual Meeting for the first time, was first identified as a candidate by a third party search firm and was recommended by the nominating and corporate governance committee to our Directors. If elected at the Annual Meeting, each of the nominees would serve until the 2012 Annual Meeting of Stockholders and until their successors are elected and qualified, or until their death, resignation or removal. Messrs. Heilbronn and Lebow and Ms. Kirby are the Class III Directors with terms expiring in 2010, and Messrs. Eck, Sisteron and Philippin are the Class I Directors with terms expiring in 2011.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the nominees for election and re-election. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

Set forth below is biographical information for each nominee for election for a three-year term expiring at the 2012 Annual Meeting:

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Hervé J.F. Defforey	59	Mr. Defforey has been an operating partner of GRP, a venture capital firm, in Los Angeles, California since September 2006. Prior to September 2006, Mr. Defforey was a partner in GRP Europe Ltd. from November 2001 to September 2006 and Chief Financial Officer and Managing Director of Carrefour S.A. from 1993 to 2004. Prior to 1993, Mr. Defforey served as Treasurer at BMW Group, General Manager of various BMW AG group subsidiaries and also held senior positions at Chase Manhattan Bank, EBRO Agricolas, S.A. and Nestlé S.A. Mr. Defforey is a director of X5 Retail Group (chairman of the supervisory board), IFCO Systems (member of the audit committee), PrePay Technologies Ltd. and Kyriba Corporation.	2004

Robert F. DiRomualdo	64	Mr. DiRomualdo is Chairman and Chief Executive Officer of Naples Ventures, LLC, a private investment company that he formed in 2002. Prior to 2002, Mr. DiRomualdo served in various roles at Borders Group, Inc. and its predecessor companies (including Chairman of the Board and Chief Executive Officer), and as President and Chief Executive Officer of Hickory Farms, the food store chain. Mr. DiRomualdo was a director of Bill Me Later, Inc., where he served as chairman of the compensation committee and member of the audit committee, before the company was sold to eBay Inc. in November 2008.	2004

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Lorna E. Nagler	52	Ms. Nagler is President and Chief Executive Officer of Christopher & Banks Corporation, a specialty retailer of women’s clothing, and has served in that position since August 2007. From 2004 to 2007, Ms. Nagler was President of Lane Bryant, a division of Charming Shoppes, Inc., a women’s apparel company. She was President of Catherines’ Stores, also a division of Charming Shoppes, Inc., from 2002 to 2004. From 1996 to 2002, Ms. Nagler held various retail management positions with Kmart Corporation, a general merchandise company, including Senior Vice President, General Merchandise Manager — Apparel and Jewelry from 2000 to 2002 and Divisional Vice President, General Merchandise Manager — Kids and Menswear from 1998 to 2000. From 1994 to 1996, Ms. Nagler was a Vice President, Divisional Merchandise Manager for Kids R Us. Ms. Nagler also has previous retail experience with Montgomery Ward and Main Street Department Stores. Ms. Nagler also serves as a member of the board of Christopher & Banks Corporation, a public company.	N/A

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE
INFORMATION ABOUT OUR BOARD OF DIRECTORS

Directors continuing in office until the 2010 Annual Meeting:

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Charles Heilbronn	54	Mr. Heilbronn has been Executive Vice President and Secretary of Chanel, Inc. since 1998, and, since December 2004, Executive Vice President of Chanel Limited, a privately-held international luxury goods company selling fragrance and cosmetics, women’s clothing, shoes and accessories, leather goods, fine jewelry and watches. Prior to that, Mr. Heilbronn was Vice President and General Counsel of Chanel Limited and Senior Vice President, General Counsel and Secretary of Chanel, Inc. from 1987 to December 2004. Mr. Heilbronn is currently a director of Doublemousse B.V., Chanel, Inc. (U.S.) and various other Chanel companies or their affiliates in the United States and worldwide, as well as several unrelated private companies. He is also a Membre du Conseil de Surveillance (a non-executive board of trustees) of Bourjois SAS, a French company.	1995

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Steven E. Lebow	54	Mr. Lebow has been a Managing Partner and Co-Founder of GRP Partners, a venture capital firm, since 2000. Prior to 2000, Mr. Lebow spent 21 years at Donaldson, Lufkin & Jenrette in a variety of positions, most recently as Chairman of Global Retail Partners, and as Managing Director and head of the Retail Group within the Investment Banking Division. Mr. Lebow is a director of EnvestNet Asset Management, and was a director of Bill Me Later, Inc. before the company was sold to eBay Inc. in November 2008.	1997

Lyn P. Kirby	54	Ms. Kirby has been our President, Chief Executive Officer and Director since December 1999. Prior to joining Ulta, Ms. Kirby was President of Circle of Beauty, a subsidiary of Sears, Roebuck and Co., from March 1998 to December 1999; Vice President and General Manager of new business for Gryphon Development, a subsidiary of Limited Brands, Inc. from 1995 to March 1998; and Vice President of Avon Products Inc. and general manager of the gift business, the in-house creative agency and color cosmetics prior to 1995.	1999

Directors continuing in office until the 2011 Annual Meeting:

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Dennis K. Eck	65	Mr. Eck has been our Non-Executive Chairman of the Board of Directors and a Director of Ulta since October 2003. Prior to that, Mr. Eck served in various executive roles with Coles Myer, one of Australia’s largest retailers, where he was Chief Executive Officer and a member of the board of Coles Myer LTD Australia from November 1997 to September 2001; Chief Operating Officer and a member of the board of Coles Myer LTD from April 1997 to November 1997; Managing Director-Basic Needs of Coles Myer LTD from November 1996 to April 1997; and Managing Director of Coles Myer Supermarkets from May 1994 to November 1996. Prior to 1994, Mr. Eck served in executive roles and/or on the board of directors at The Vons Companies Inc., American Stores, Inc., American Food and Drug and Acme Markets, Inc.	2003

		Positions with Us / Principal Occupations / Business	Director
Name	Age	Experience	Since
Yves Sisteron	53	Mr. Sisteron has been a Managing Partner and Co-Founder of GRP Partners, a venture capital firm, since 2000. Prior to that, Mr. Sisteron was a managing director at Donaldson Lufkin & Jenrette overseeing the operations of Global Retail Partners, which he started with Mr. Lebow in 1996. From 1989 to 1996, Mr. Sisteron managed the U.S. investments of Fourcar B.V., a division of Carrefour S.A. Mr. Sisteron is a director of EnvestNet Asset Management (member of compensation committee), HealthDataInsights, Kyriba, Inc., Qualys, Inc., Netsize, S.A. and Actimagine, Inc.	1993

Charles J. Philippin	59	Mr. Philippin was a principal of Garmark Advisors, a mezzanine investment fund, from 2002 until his retirement in February 2008. From 2000 through 2002, Mr. Philippin served as Chief Executive Officer of Online Retail Partners, an Internet incubator company. From 1994 through 2000, Mr. Philippin was a member of the management committee of Investcorp International Inc., a global investment group. Prior to 1994, Mr. Philippin was a partner of PricewaterhouseCoopers where he served as National Director of Mergers & Acquisitions. Mr. Philippin is a director, and chairman of the audit committees, of Alliance Laundry Systems and Aquilex Corporation. Mr. Philippin has also served as a director of Samsonite Corporation (2003-2007) and Saks Fifth Avenue (1993-2000).	2008

NON-EXECUTIVE DIRECTOR COMPENSATION FOR FISCAL 2008

During fiscal 2008, we granted Charles Philippin an option to purchase 50,000 shares of our common stock for his services as a director. These options vest 25% on each anniversary of the grant date. For the fiscal year ending January 31, 2009, we recognized for financial statement reporting purposes $19,969 in connection with this option, in accordance with SFAS No. 123(R). Assumptions used in the calculation of this expense are included in Note 9 (under Share-based awards) of our Form 10-K for the year ended January 31, 2009 (excluding, however, the impact of estimated forfeitures, as required under SEC rules). No other non-executive directors received fees, options or shares of stock for their services for fiscal 2008.

On June 21, 2004, we issued 126,400 shares of common stock to Mr. DiRomualdo pursuant to a restricted stock agreement under which 25% of the shares vest annually beginning February 26, 2005. On February 26, 2008, Mr. DiRomualdo became fully vested with respect to these shares.

ARTICLE III. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND AUDIT COMMITTEE
PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2009, ending January 30, 2010. Services provided to Ulta by Ernst & Young LLP in fiscal year 2008 are described under “Fees to Independent Registered Public Accounting Firm” below. Additional information regarding the audit committee is provided on page 14.

Ernst & Young LLP has audited the financial statements of Ulta since 1997. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Ulta and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young LLP for professional services rendered for our fiscal years 2008 and 2007:

	2008	2007

Audit Fees	$631,425	$348,000
Audit-Related Fees	3,740	922,350
Tax Fees	—	10,500
All Other Fees	1,500	1,500

Total	$636,665	$1,282,350

Audit Fees.  These amounts represent fees billed or expected to be billed by Ernst & Young LLP for professional services rendered for the audits of our annual financial statements for the fiscal years 2008 and 2007 and the reviews of the financial statements included in our quarterly reports on Form 10-Q. Fiscal 2008 audit fees includes the incremental audit work required for Ernst & Young LLP to provide their initial attestation regarding the effectiveness of our internal controls over financial reporting required by Section 404 of Sarbanes-Oxley.

Audit-Related Fees.  These amounts represent fees billed or expected to be billed by Ernst & Young LLP for professional services rendered that were not included under “Audit Fees” above. Audit-Related Fees for fiscal 2007 consists principally of services provided in connection with the initial public offering which was completed on October 24, 2007.

Tax Fees.  These amounts represent fees billed or expected to be billed by Ernst & Young LLP for professional services rendered for tax compliance related matters. We have engaged a different service provider for tax compliance services effective with our fiscal 2007 tax year.

All Other Fees.  These amounts represent service fees relating to online research software.

The audit committee has approved all professional fees paid to Ernst & Young LLP. The audit committee has determined that the rendering of tax services by Ernst & Young LLP is compatible with maintaining its independence.

The audit committee has established procedures for the pre-approval of all audit and permitted non-audit-related services provided by our independent registered public accounting firm. The procedures include, in part, that: (1) the audit committee, on an annual basis, shall pre-approve the independent registered public accounting firm’s engagement letter/annual service plan; (2) the audit committee must pre-approve any permitted service not included in the annual service plan; (3) the audit committee chairman may pre-approve any permitted service between regularly scheduled meetings, as applicable, and a report of such services and related fees are to be disclosed to the full audit committee at the next scheduled meeting; and (4) the audit committee will review a summary of the services provided and the fees paid on an annual basis.

AUDIT COMMITTEE

The audit committee provides assistance to the Board of Directors in fulfilling its responsibility to our stockholders, potential stockholders and the investment community relating to corporate accounting, financial, management and reporting practices, the system of internal controls and the auditing process. Specifically, the audit committee assists the Board of Directors in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the audit committee.

During fiscal year 2008, the audit committee was composed of the following independent Directors: Messrs. Defforey, DiRomualdo and Philippin. Mr. Defforey has been designated by the Board of Directors as “audit committee financial expert” as defined in applicable SEC Rules. The Board of Directors made a qualitative assessment of Mr. Defforey’s level of knowledge and experience based on a number of factors, including his education and work, management and director experience. The Board of Directors has determined that each committee member qualifies as a “nonemployee director” under SEC rules and regulations, as well as the independence requirements of NASDAQ. All members of our audit committee are financially literate and are independent, as independence is defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards and Section 10A(m)(3) of Exchange Act. The audit committee met 13 times during fiscal year 2008, and its report is presented below. The audit committee acts under a written charter that was adopted by the Board of Directors and has been published under “Corporate Governance” in the Investor Relations section of the Ulta website located at http://ir.ulta.com.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The audit committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Ulta.

The audit committee oversees Ulta’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Ulta has an Internal Audit Department that is actively involved in examining and evaluating Ulta’s financial, operational and information systems activities and reports functionally to the Chair of the audit committee and administratively to management. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the periodic reports, including the audited financial statements in our Annual Report on Form 10-K. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of Ulta’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (Communication with Audit committees, AU Section 380), as amended. In addition, the audit committee has discussed with the independent registered public accounting firm the firm’s independence from management and Ulta, including the matters in the written disclosures and the Letter from the Independent Registered Public Accounting Firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence.

The audit committee discussed with Ulta’s independent registered public accounting firm the overall scope and plans for their audit, and developed a pre-approval process for all independent registered public accounting firm services. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Ulta’s internal and disclosure controls and the overall quality of Ulta’s financial reporting. The audit committee held 13 meetings during fiscal year 2008.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Ulta’s Annual Report on Form 10-K for the fiscal year 2008, ended January 31, 2009, for filing with the SEC. The audit committee has appointed Ernst & Young LLP to be Ulta’s independent registered public accounting firm for the fiscal year 2009, ending January 30, 2010.

Audit Committee of the Board of Directors

Hervé J.F. Defforey (Chairman)
Robert F. DiRomualdo
Charles J. Philippin

1.	This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

ARTICLE IV. COMPENSATION DISCUSSION AND ANALYSIS
AND COMPENSATION COMMITTEE REPORT

The compensation committee met 23 times during fiscal year 2008, and its report is presented below. During fiscal year 2008, the compensation committee was composed of the following independent Directors: Messrs. Eck (Chairman), Lebow and Heilbronn. The Board of Directors has determined that each committee member qualifies as a “nonemployee director” under rules and regulations of the SEC, as well as the independence requirements of NASDAQ. The compensation committee acts under a written charter that was adopted by the Board of Directors and has been published under “Corporate Governance in the Investor Relations section of the Ulta website located at http://ir.ulta.com. Under this charter, the compensation committee is responsible for:

•	setting our compensation philosophy;

•	reviewing and approving the compensation for all executive officers and senior vice presidents;

•	reviewing and recommending compensation for non-employee directors;

•	supervising compensation policies for all employees including reviews of the adequacy of compensation structure and procedures;

•	recommending to the Board the employment, appointment, and removal of officers in accordance with the bylaws;

•	establishing, amending and terminating compensation plans and administering such plans; and

•	annually reviewing its own performance and reporting findings and action plans to the Board.

The compensation committee may under its charter delegate any of its responsibilities to a subcommittee, but only to the extent consistent with our bylaws, articles of incorporation, section 162(m) of the Internal Revenue Code and Nasdaq rules. In connection with the performance of its duties, the compensation committee has sought the input of our Chief Executive Officer with respect to her compensation, as well as, other executives’ compensation. During 2008 the compensation committee engaged Towers Perrin, an outside consultant, to assist in determining whether our compensation programs and pay levels were competitive in the marketplace and to provide advice regarding the overall structure of our compensation programs. Towers Perrin was engaged directly by the compensation committee and performed no other work for Ulta.

Compensation committee interlocks and insider participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS2

The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the CD&A be included in Ulta’s 2008 Annual Report on Form 10-K and this Proxy Statement.

Compensation Committee of the Board of Directors

Dennis K. Eck (Chairman)
Steven E. Lebow
Charles Heilbronn

2.	This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Ulta filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

Our executive compensation philosophy is to provide compensation opportunities that attract, retain and motivate talented key executives. We accomplish this by:

•	evaluating the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, results and other relevant business factors;

•	linking annual incentive compensation to our performance on key measurable financial, operational and strategic goals that support stockholder value;

•	focusing a significant portion of the executive’s compensation on equity based incentives to align interests closely with stockholders; and

•	managing pay for performance such that pay is tied to business and individual performance.

Our compensation program consists of a fixed base salary, variable cash bonus and stock option awards, with a significant portion weighted towards the variable components. This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures.

Overview of 2008 compensation

In 2008, we entered into a new employment agreement with our chief executive officer, Lyn Kirby. A full description of Ms. Kirby’s employment agreement was included in our Form 10-Q for the quarter ending May 5, 2008 and filed on June 17, 2008. This employment agreement was the result of a series of negotiations between the compensation committee and Ms. Kirby over a period of six months. In connection with negotiating the agreement and approval of the final agreement, the compensation committee sought the advice of Towers Perrin, its outside compensation consultant regarding various market practices, emerging compensation trends and its overall impression of the reasonableness of the compensation package provided. The intent of the new employment agreement was to:

•	retain Ms. Kirby through March 2011, which would provide ample time for succession planning;

•	provide Ms. Kirby with annual base salary and target bonus opportunity competitive with market median, as described below;

•	provide Ms. Kirby with additional equity compensation weighted more towards a large 2008 grant, designed to provide incentives for her to grow the stock price, but with promises for predetermined smaller grants in 2009 and 2010 based on the stock prices at such times;

•	provide Ms. Kirby with market comparable severance reflective of her three year commitment and agreement to extend her non-compete with respect to retailers by an additional year, for up to two years post-termination of employment; and

•	eliminate any further compensation negotiations with Ms. Kirby during the term of the agreement.

As discussed in further detail below, for 2008, under the terms of our annual bonus plan, no bonuses were earned by any of our executives. However, due to the unforeseen difficulty that the economic downturn and its impact on the retail environment had on their ability to deliver results for 2008, the compensation committee decided to pay limited discretionary bonuses for 2008. In addition, our executives received stock option grants in 2008.

The following provides a discussion and analysis of the compensation paid to the executive officers named in the Summary Compensation Table below, or the named executive officers or NEOs, other than Mr. Barkus. Mr. Barkus left our employment on March 21, 2008, and pursuant to SEC rules is included as a named executive officer based on his compensation, including severance for 2008. Mr. Barkus’ compensation for 2008 consists solely of salary earned through his termination date, a guaranteed payment of $100,000 and amounts payable as severance under the terms of his employment agreement which is described below under “Employment Agreements.”

Peer group

Ms. Kirby’s compensation package under her new employment agreement was reviewed based on three market samples as provided by Towers Perrin:

•	Towers Perrin CDB, Retail Industry survey data, regressed for $1 billion in revenues;

•	Towers Perrin CDB, General Industry (all responses) survey data, regressed for $1 billion in revenues; and

•	A peer group of 21 retail companies, including:

Guitar Center, Inc.	The Children’s Place	CHICOS FAS Inc.
Timberland Co.	Revlon Inc.	DSW, Inc.
Urban Outfitters	Guess, Inc.	J. Crew Group Inc.
Fossil Inc.	Coldwater Creek	Panera Bread Co.
Oakley Inc.	Sharper Image Corp.	Kenneth Cole Prod. Inc.
Lifetime Fitness Inc.	Hibbert Sports, Inc.	K-Swiss Inc.
Susser Holdings Corp.	hhgregg Inc.	Golfsmith Intl Holdings Inc.

Her base salary and target bonus opportunity is considered within the median of these comparator groups.

The compensation committee reviewed the same market samples in determining levels of merit salary increases for 2008 for the other NEOs.

Base salary

Base salaries are reviewed annually and are set based on individual contract negotiation, competitiveness versus the external market and internal merit increase budgets. Based on a review of marketplace salary increases contained in survey data reviewed by the compensation committee, as well as its assessment of current economic and other market conditions, management proposes a merit baseline percentage increase in salaries. Ms. Kirby then recommends to the compensation committee adjustments to the baseline percentage (either up or down) based on her assessment of an individual’s performance, with input from the human resources department.

Ms. Kirby’s base salary was increased in 2008 as part of the negotiations for her new employment agreement. Such increase was intended to provide a base salary that approximates median of the market surveys for CEOs, as well as the peer group referenced above.

Mr. Bodnar’s base salary was also increased in 2008. In the course of preparation for our IPO in 2007, the compensation committee engaged Towers Perrin to provide guidance regarding whether our compensation plans were competitive and equitable. In connection therewith, Towers Perrin recommended and the compensation committee approved an increase in the base pay for Mr. Bodnar of $45,000, with an immediate $20,000 increase in 2007 and $25,000 in 2008 in order to provide Mr. Bodnar a base salary that approximates median of the retail industry survey data referenced above.

Annual bonuses

Under the terms of her contract Ms. Kirby has a target bonus of 100% of her base salary, with a maximum bonus equal to 200% of her base salary. Her target bonus was reduced as part of her contract negotiations and is considered within median for chief executive officers in the survey data and peer group discussed above. Mr. Bodnar had a target bonus of 40% of his base salary, with a maximum bonus payout of 100% of his base salary.

In fiscal 2008, the bonuses for both Ms. Kirby and Mr. Bodnar were based on achievement of two objective performance targets:

•	earnings before income taxes, adjusted for certain accounting charges required under generally accepted accounting principles and non-recurring charges (“EBT”), of $69.672 million; and

•	return on invested capital (“ROIC”) ratio of 11.47.

These targets were weighted 70% EBT and 30% ROIC.

No bonus is paid under an objective unless performance exceeds 80% of the target. A maximum of 250% of each target could be earned. Actual EBT for fiscal 2008 was $42.358 million (vs. target of $69.672 million) and ROIC ratio for 2008 was 6.71 (vs. target of 11.47), and therefore no bonuses for 2008 were earned by our executives under either performance objective for 2008.

The compensation committee can always use discretion, and did, to determine to pay a discretionary bonus for 2008, even though our overall performance did not meet the objective targets. The compensation committee determined that some bonus during an unpredictable retail environment was merited for Ms. Kirby and Mr. Bodnar due to their leadership and contributions in such environment, and their contribution to our attainment of stronger results than the norm for other retailers in 2008. Mr. Bodnar’s bonus was $17,000 or 13.3% of his target bonus. Ms. Kirby’s bonus was $80,000 or 10.4% of her target bonus. The amount of Mr. Bodnar’s bonus was determined with input from Ms. Kirby. Ms. Kirby also provided input regarding her own bonus, and the compensation committee sought input from the full Board before approving her bonus.

Stock options

In September 2008, we instituted a long term incentive program (LTIP) pursuant to which we anticipate making annual option grants to our executives and certain other employees. In addition, certain employees are eligible to receive grants of stock options upon hire or promotion. All executives, other than Ms. Kirby are eligible for the LTIP. Ms. Kirby received a significant option grant in 2008 in connection with her employment agreement, and is entitled to future option grants under the terms of such agreement. As a result, the compensation committee determined that Ms. Kirby did not need any additional equity compensation under the LTIP. Therefore, the terms of her employment agreement provide that she is not eligible for the LTIP.

Under the LTIP each employee receives an option grant with a Black Scholes value equal to a targeted percentage of base salary. This targeted percentage was determined based on input from Towers Perrin as to market median practices for long term incentives. Mr. Bodnar’s LTIP target is 55% of his base salary, as was recommended by Towers Perrin for his position, and approved by the compensation committee.

Option grants under the LTIP generally have the following characteristics:

•	all options have an exercise price equal to the fair market value of our common stock on the date of grant;

•	options vest ratably, on an annual basis over a four-year period; and

•	options generally expire ten years after the date of grant.

Prior to the adoption of the LTIP, on March 24, 2008 Mr. Bodnar also received an option grant, of 200,000 options. The exercise price for those grants was set based on the greater of the fair market value on March 24, 2008 or the average of the closing prices for our stock for the period March 20, 2008 through April 7, 2008, which was the ten day trading period following announcement of our fiscal 2007 earnings. In setting the exercise prices for these options the compensation committee wanted the market to have fully reacted to the fiscal 2007 earnings announcement before setting the exercise price, but did not want the price to be any lower than the closing price on March 24, 2008 for accounting reasons. Mr. Bodnar’s March option grant was intended to act as a retention device, as the compensation committee did not think that Mr. Bodnar had sufficient equity compensation at that time and could be at risk for retention. Other than how the exercise price was determined, Mr. Bodnar’s March 2008 option grants have the same terms as grants under the LTIP.

Option granting policy

In 2008 we adopted a general policy of making LTIP and other stock option grants and setting the exercise price for such options based on the closing price of our stock on the third business day following the date our earnings announcement is made for each fiscal quarter. This timing of option grants is, thus, generally consistent with when our executives and directors would be allowed to trade in our common stock under our insider trading policy. The compensation committee determined that setting the exercise price for stock options at this time was prudent in that it allowed for the market to process all reported public information prior to pricing of stock options, including officers and directors. Such a practice thereby eliminates any potential manipulation regarding the timing of stock option grants. All stock option grants are approved in advance by the compensation committee.

Benefits, perquisites and tax-gross-ups

For all employees, we offer a 401(k) plan with matching contributions equal to 40% of contributions made up to 3% of eligible compensation, and group health, life, accident and disability insurance. In addition, all employees are entitled to a discount on purchases at our stores.

In 2007, we became aware of an issue with the State of New York imposing income tax liabilities on our employees who were not residents of New York based on the amount of work for Ulta that these employees performed in New York (including business meetings and attendance at trade shows). This impacted a number of our employees who are residents of Illinois, including Ms. Kirby. Because a large portion of the beauty industry is concentrated in New York, we require certain of our employees to travel to and work in New York from time to time. However, as the income tax rates applicable in New York are substantially higher than those in Illinois, it was more expensive for our employees, on a tax basis, if we asked them to work in New York. Because we did not want to provide a disincentive to our employees to work from time to time in New York, and because the nature of their work requires travel to New York, the compensation committee determined that it was in our best interests to gross-up non-New York employees for any differences in taxes paid on income in New York versus the rate that such employees would have paid in their home state. This tax gross-up is applicable to all employees impacted, not just executives. This tax issue applied not only in 2007, but also for prior years. Accordingly, the compensation committee determined to reimburse employees for all prior years in 2007, and to continue to gross-up employees for this difference in taxes each year.

Ms. Kirby was audited by the New York state tax authorities in connection with taxes owed due to her working in New York on company business. As a result, the company agreed that it should reimburse Ms. Kirby’s legal fees incurred in connection with this audit.

The compensation committee also agreed to reimburse Ms. Kirby in 2008 for up to $40,000 of her legal fees incurred in connection with the negotiation and preparation of her most recent employment agreement.

Severance

Under the terms of her new employment agreement Ms. Kirby will be entitled to certain severance benefits more fully described below under “Employment Agreements.” These severance benefits were increased over the severance benefits to which she would have been entitled under her old employment agreement. In entering into the new employment agreement and enhancing Ms. Kirby’s severance benefits the compensation committee compared Ms. Kirby’s benefits to those of other CEOs in its peer group, as well as among the survey data described above by Towers Perrin. The compensation committee ultimately determined that such benefits were within market practices based on the information provided by Towers Perrin and were provided to retain Ms. Kirby under a three year contract, during which it could implement a successorship plan.

Mr. Bodnar does not have any contractual rights to severance. Although we do not have a formal severance plan or policy, upon termination without cause we generally have paid executives six months base salary as severance in exchange for a release of claims. In the event Mr. Bodnar’s employment is terminated without cause, the compensation committee would likely consider a similar severance arrangement for him, but would not be required to provide any severance.

Accounting and tax considerations

The compensation committee also considers the accounting and tax impact of each element of compensation and in the past has tried to minimize the compensation expense impact of equity grants on our financial statements, while minimizing the tax consequences to executives.

A goal of the compensation committee is to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the tax deductibility for public companies, of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our Board of Directors that establishes such goals consists only of “outside directors.” The compensation committee is composed solely of outside directors.

The compensation committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the compensation committee’s overall compensation philosophy and objectives. The compensation committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the compensation committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests.

Our 2007 Incentive Award Plan has been designed and implemented with the intent to allow us to pay performance-based compensation under Section 162(m) of the Internal Revenue Code. Accordingly, stock option grants under the 2007 Incentive Award Plan should be performance based and therefore deductible under Section 162(m). The discretionary bonuses paid to the named executive officers in 2009 for 2008 performance will not qualify as performance based and may not be deductible.

Summary compensation table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officers for our fiscal year ending January 31, 2009. We refer to these individuals collectively as the NEOs.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	(1) ($)	($)	($)(2)	($)

Lynelle P. Kirby	2008	770,014	80,000	1,480,984	—	158,043	2,489,041
President, Chief Executive	2007	650,960	812,500	849,998	—	26,149	2,339,607
Officer and Director (Principal Executive Officer)	2006	598,651	100,000	—	750,000	50,905	1,499,556

Gregg R. Bodnar	2008	320,007	17,000	505,966	—	3,098	846,071
Chief Financial Officer	2007	295,430	85,000	190,024	101,702	80,109	752,265
(Principal Financial Officer)	2006	74,043	10,000	37,006	30,335	58,688	210,072

Bruce E. Barkus	2008	78,078	100,000	(61,309)	—	504,575	621,344
Former Chief Operating	2007	580,008	100,000	213,908	—	6,038	899,954
Officer(3)	2006	580,008	175,000	292,241	725,000	118,197	1,890,446

(1)	Represents the aggregate expense recognized for financial statement reporting purposes, disregarding forfeitures related to vesting conditions, in accordance with the FASB’s SFAS No. 123(R), Share-Based Payment, for stock option awards granted during the applicable year and prior to the applicable year for which we continue to recognize expense. The assumptions we used for calculating the grant date fair values are set forth in Note 9 to our consolidated financial statements included in our Form 10-K for fiscal 2008.

(2)	Represents for fiscal year 2008 (i) matching contributions made under our tax qualified 401(k) plan, (ii) life insurance premiums, (iii) reimbursements for the differences in taxes paid in New York versus Illinois for income earned in New York, (iv) for Ms. Kirby, reimbursement for legal fees incurred in connection with the audit by New York with respect to income earned on company business in New York and (v) reimbursement of legal fees for Ms. Kirby in connection with her most recent employment agreement in the following amounts:

					Legal Fees for
	401(k) Matching	Life Insurance	New York State Tax	Legal Fees New York	Employment
Name	Contributions	Premiums	Reimbursement	State Taxes	Agreement
Lynelle P. Kirby	$0	$1,079	$54,376	$63,164	$39,424
Gregg R. Bodnar	$2,700	$398	$0	$0	$0
Bruce E. Barkus	$1,800	$174	$671	$0	$0

In addition, the amounts in the “All Other Compensation” column include for Mr. Barkus $501,930 paid as severance in 2008.

(3)	Mr. Barkus’ employment terminated on March 21, 2008. Under the terms of his employment agreement he received one year of base salary in exchange for execution of a general release of claims and non-compete. Pursuant to an agreement with Mr. Barkus, as long as he remained employed on the last day of a fiscal year, he would receive a bonus of $100,000. Since he was employed on the last day of fiscal 2007, he received a

$100,000 bonus payable in fiscal 2008. Upon his termination he forfeited 252,800 unvested options resulting in a reversal of option expense under SFAS No. 123(R).

Grants of plan-based awards

The following table sets forth certain information with respect to grants of plan-based awards for fiscal 2008 to the NEOs.

						Exercise
		Estimated Future Payouts Under			Number of	or Base		Grant Date	Closing Price
		Non-Equity Incentive Plan Awards			Securities	Price of		Fair Value	of Common
	Grant	Threshold	Target	Maximum	Underlying	Option		of Option	Stock on
Name	Date	$(1)	$	$	Options	Awards $		Award $(2)	Grant Date

Lynelle P. Kirby		231,000	770,000	1,540,000
	3/24/2008				625,000	14.06	(3)	4.40	13.99
Gregg R. Bodnar		38,401	128,003	320,007
	3/24/2008				200,000	14.06	(3)	6.22	13.99
	9/9/2008				25,000	13.44		6.29	13.44
Bruce Barkus(4)	—	—	—	—	—	—		—	—

(1)	Threshold assumes achievement of 81% of each performance target, resulting in a payout of 30% of target bonus.

(2)	Represents the SFAS 123(R) grant date fair value based on the assumptions described in the notes to our consolidated financial statements as reported in our Form 10-K for fiscal 2008.

(3)	Exercise price was calculated as the average of the closing prices for the Ulta’s common stock for the period March 20, 2008 through April 7, 2008.

(4)	Mr. Barkus terminated employment on March 21, 2008 and was not eligible for an annual bonus and did not receive any option grants in 2008.

Outstanding equity awards as of January 31, 2009

The following table presents information concerning options to purchase shares of our common stock held by the NEOs as of January 31, 2009.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying		Option
	Unexercised	Unexercised		Exercise		Option
	Options	Options		Price Per		Expiration
	Exercisable	Unexercisable		Share		Date

Lynelle P. Kirby(1)	158,000	158,000		$15.81		07/18/2017
	158,000	158,000		$25.32		07/18/2017
	—	126,400	(2)	(2)		(2)
		625,000		$14.06	(3)	03/24/2018
		400,000	(4)	(4)		(4)
Gregg R. Bodnar(5)	63,200	63,200		$9.18		10/24/2016
	11,060	33,180		$15.81		07/18/2017
	—	200,000		$14.06	(6)	03/24/2018
	—	25,000		$13.44		09/09/2018

(1)	Ms. Kirby received 632,000 options on July 18, 2007, of which 158,000 vested on October 30, 2007 (the effective date of our initial public offering), and of which an additional 158,000 vested on October 30, 2008 (the first anniversary of our initial public offering), 158,000 vest on October 30, 2009 (the second anniversary of our initial public offering) and 158,000 vest on October 30, 2010 (the third anniversary of our initial public offering). On March 24, 2008 Ms. Kirby was granted 625,000 options which vest 250,000 on the date we announced our earnings for fiscal 2008, 250,000 on the date we announce our earnings for fiscal 2009 and 125,000 on the date we announce our earnings for fiscal 2010.

(2)	In 2007, Ms. Kirby was contractually promised up to an additional 189,600 options, to be granted one-third annually starting one year after our initial public offering, but only if a sustained 25% plus increase in share price is achieved each year. As our share price did not increase in 2008 over the initial public offering price, the first one-third of such options, or 63,200 options were not granted reducing the number of future available options to 126,400. Such options if granted, will vest ratably over two years beginning on the first anniversary of the grant. The exercise price will be equal to the fair market value on the date the options are granted.

(3)	Exercise price was calculated as the greater of (i) the closing price of Ulta’s common stock on March 24, 2008, or (ii) the average of the closing prices for the Ulta’s common stock for the period March 20, 2008 through April 7, 2008.

(4)	Pursuant to her employment agreement Ms. Kirby is entitled to receive a total of 400,000 options as follows:

•  200,000 options being granted in 2009 on the first day that executives are allowed to trade in Ulta’s common stock following the fiscal year 2008-2009 earnings release, at an exercise price equal to the fair market value on such date. Such options will vest and become exercisable in two equal installments in 2010 and 2011 on the date Ulta releases its earnings for fiscal years 2009-2010 and 2010-2011.

•  200,000 options with a grant date in 2010 on the first day that executives are allowed to trade in Ulta’s common stock following the date Ulta releases its earnings for fiscal 2009-2010, at an exercise price equal to the fair market value on such date. Such options will vest and become exercisable 100% in 2011 on the date Ulta releases its earnings for fiscal year 2010-2011.

However, if Ms. Kirby’s employment is terminated without cause or she terminates for good reason, then all 400,000 options will be granted on the date of such termination, with an exercise price equal to the fair market value on such date. In such event, the options will be fully vested upon grant.

(5)	Mr. Bodnar’s options all vest 25% on each anniversary of their grant date. The grant date of each option is 10 years prior to the Option Expiration Date listed above.

(6)	Exercise price was calculated as the average of the closing prices for the Ulta’s common stock for the period March 20, 2008 through April 7, 2008.

Employment contracts

As discussed above, in 2008 we entered into a new employment agreement with Lyn Kirby. We also were parties to an employment agreement with Bruce Barkus our former COO, who departed Ulta on March 21, 2008.

Lyn Kirby

Ms. Kirby’s employment agreement provides for a base salary of $770,000 per year, which salary is subject to annual review and adjustment. Ms. Kirby is also eligible to earn a target bonus equal to 100% of her base salary up to a maximum bonus of 200% of base salary. She was also granted options to purchase 625,000 shares with a grant date of March 24, 2008, at an exercise price equal to $14.06, which was the greater of (i) the closing price of Ulta’s stock on the grant date, or (ii) the average of the closing prices for Ulta’s stock during the period March 19, 2008 — April 4, 2008. These options will vest and become exercisable in three installments on the date Ulta releases its earnings in 2009, 2010 and 2011 for its fiscal year as follows: 250,000 — fiscal year 2008-2009 earnings release date in 2009, 250,000 — fiscal year 2009-2010 earnings release in 2010 and 125,000 — fiscal year 2010-2011 earnings release in 2011. Ms. Kirby is also to receive the following option grants in future years:

•	Options to purchase 200,000 shares with a grant date in 2009 on the first day that executives are allowed to trade in Ulta’s common stock following the fiscal year 2008-2009 earnings release, at an exercise price equal to the fair market value on such date. Such options will vest and become exercisable in two equal installments in 2010 and 2011 on the date Ulta releases its earnings for fiscal years 2009-2010 and 2010-2011 and will be exercisable for three years from grant.

•	Options to purchase 200,000 shares with a grant date in 2010 on the first day that executives are allowed to trade in Ulta’s common stock following the date Ulta releases its earnings for fiscal 2009-2010, at an exercise price equal to the fair market value on such date. Such options will vest and become exercisable 100% in 2011 on the date Ulta releases its earnings for fiscal year 2010-2011 and will be exercisable for three years from grant.

In the event that Ms. Kirby’s employment is terminated without cause, or she terminates for “good reason” prior to the later of March 17, 2011 or the date on which we announce our fiscal 2010-2011 earnings, then she will be entitled to the following as severance subject to her providing of a general release of claims:

•	2 times her annual base salary payable over twelve months;

•	Pro rata portion of annual bonus based on our performance in the year of termination payable in a lump sum;

•	Continued health benefits under COBRA for up to 18 months at the same cost as would have applied to active employees;

•	If the options scheduled to be granted in 2009 and 2010 are not granted, then such options will be granted on the date immediately prior to termination and shall be fully vested on grant;

•	Subject to continued compliance with our confidential information, noncompete, and nonsolicitation policy, full vesting in all of the options granted under this employment agreement; and

•	She will have until June 24, 2012 to exercise the options granted in 2008.

In addition, if Ms. Kirby’s employment is terminated without cause or for good reason within 12 months following a change in control, she will vest in all options and restricted stock that she holds regardless of when granted.

For this purpose “Cause” shall mean Ms. Kirby’s:

•	continued willful failure substantially to perform her duties, following written notice (other than by reason of disability);

•	willful engagement in gross misconduct that is materially injurious to the Company;

•	willful fraudulent or dishonest action that is materially detrimental to the business or reputation of the Company;

•	willful and material breach of the Policy or any policy of the Company relating to discrimination, harassment or trading in the Company’s securities, after the Executive has been given written notice detailing the specific event constituting such breach and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure); or

•	conviction of, or plea of guilty or nolo contendere to a felony.

Any act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in our best interests.

Ms. Kirby will have “Good Reason” to terminate her employment if:

•	we materially reduce, without her written consent, her material duties and responsibilities, including but not limited to loss of board position, or the assignment of duties materially inconsistent with her position as previously assigned by the Board; provided, however, that any reduction in her duties and responsibilities and the assignment to Executive of new duties in connection with the implementation of the successorship plan shall not constituted Good Reason;

•	we adversely or materially change her reporting responsibilities, including any requirement that she report to anyone other than the Board;

•	we appoint a successor chief executive officer or executive chairman prior to January 1, 2011;

•	except for reductions applicable to management in general, any material reduction, without her written consent, of her base salary or target bonus; or

•	we materially breach our obligations under the employment agreement.

Ms. Kirby must give written notice within thirty (30) days of any event giving rise to Good Reason and we must fail to cure within thirty (30) days of such notice in order for such event to qualify as a Good Reason termination.

In the event Ms. Kirby’s employment is terminated by reason of death or disability, she or her estate, subject to provision of a general release of claims, will be entitled to:

•	12 months base salary;

•	Pro rata portion of annual bonus based on our performance in the year of termination payable in a lump sum; and

•	All options granted in 2008 will be exercisable for 15 months following such termination.

In connection with her employment agreement Ms. Kirby entered into an agreement not to disclose or use our confidential information at any time. She also agreed not to work for, or otherwise be involved for a period of one year with any competitor, and for a period of two years for any competitor engaged solely in the retail distribution of hair styling, beauty salon, spa services, fragrance, cosmetics, salon products or beauty aid/products. In addition, she agreed not to solicit any of our employees, customers or suppliers for a period of two years following her termination for any reason.

Bruce Barkus

We entered into an employment agreement with Mr. Barkus as of December 12, 2005. Under this agreement, Mr. Barkus served as our Chief Operating Officer. Mr. Barkus departed Ulta on March 21, 2008.

By the terms of his agreement, Mr. Barkus was entitled to receive an annual base salary of $580,000, as may be adjusted from time to time. Mr. Barkus was also able to earn an annual cash bonus beginning with the 2006 fiscal year, targeted at $725,000 based upon the attainment of pre-established performance criteria. On June 28, 2006, we amended his employment agreement to provide an additional guaranteed annual cash bonus of $100,000 each year beginning in fiscal 2006 until the fiscal year ending in 2012, provided that he were employed by us on such date.

On April 26, 2006 we granted Mr. Barkus options to purchase up to 632,000 shares of our common stock, 125,136 of which vested on the date of grant and 125,136 and 128,928 of which were to vest on the first and second anniversaries of December 12, 2005, respectively, for a total of 379,200 of the 632,000 options. All 632,000 options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors based on all known facts and circumstances, including valuations prepared by a nationally recognized independent third-party appraisal firm. Mr. Barkus forfeited 252,800 options upon his departure from Ulta.

Under the terms of his agreement upon his departure from Ulta, Mr. Barkus received severance equal to one year’s base salary (at the rate in effect on his departure) payable over twelve months. Such severance was subject to his delivery of a general release of claims. Mr. Barkus is also subject to our policy regarding non-competition, non-solicitation and confidential information that will apply for one year following his departure.

Potential payments upon termination or change in control

The following chart sets forth the amount that Ms. Kirby and Mr. Bodnar would receive in the event that their employment were terminated without cause, for good reason, or due to death or disability, or in connection with a change in control, and they both liquidated all options, all on the last day of the 2008 fiscal year, January 31, 2009. These amounts do not include any value for:

•	Outstanding options since the exercise price for all such options exceeded the closing price of our common stock on January 31, 2009.

•	Options which are required to be granted to Ms. Kirby under the terms of her employment agreement upon termination without cause or for good reason, as such options would have an exercise price equal to the closing price on January 31, 2009, which we cannot value at this time.

•	Amounts payable under insurance policies applicable to employees in general.

	Involuntary		Involuntary
	Not for Cause		Termination in
	Termination/	Death/	Connection with
Name	Good Reason	Disability	Change in Control

Lynelle P. Kirby	$1,551,756	$770,000	$1,551,756
Gregg R. Bodnar	$160,000	$0	$160,000

Amounts indicated above for Ms. Kirby are pursuant to her employment agreement described above. Amounts indicated above for Mr. Bodnar assume that he would receive six months severance in exchange for a general release of claims under our general severance guidelines for executives, as described above.

Mr. Barkus’ employment with Ulta ended on March 21, 2008 and he received severance of one year of base salary in exchange for execution of a general release of claims and non-compete. This amount is included in the Summary Compensation Table under “All Other Compensation.”

ARTICLE V. STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 20, 2009 by

•	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;

•	each of our NEOs; each of our Directors and nominees; and

•	all of our executive officers and Directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 20, 2009 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

This table lists applicable percentage ownership based on 57,744,488 shares of common stock outstanding as of March 26, 2009, as reported in our Annual Report on Form 10-K filed with the SEC on April 2, 2009. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Ulta Salon, Cosmetics & Fragrance, Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440.

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

5% stockholders:
GRP II, L.P. and affiliated entities(1) 2121 Avenue of the Stars 31st Floor Los Angeles, California 90067-5014 Attn: Steven Dietz	10,991,153	19.0%

Doublemousse B.V.(2) Boerhaavelaan 22 2713 HX Zoetermeer The Netherlands Attn: Charles Heilbronn	11,029,471	19.1%

Credit Suisse(3) 11 Madison Avenue New York, NY 10010 Attn: Ed Asante	4,607,487	8.0%

	Number of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

NEOs, Directors and nominees:
Lyn P. Kirby(4)	3,094,000	5.3%
Gregg R. Bodnar(5)	138,260	*
Hervé J.F. Defforey(6)	8,010,639	13.9%
Robert F. DiRomualdo	665,978	1.2%
Dennis K. Eck(7)	751,424	1.3%
Gerald R. Gallagher(8)	1,735,945	3.0%
Charles Heilbronn(9)	11,182,997	19.4%
Steven E. Lebow(10)	11,925,312	20.7%
Charles J. Philippin	50,000	*
Yves Sisteron(11)	11,184,468	19.4%
Lorna E. Nagler	0	*
All current Directors and executive officers as a group (11 persons)	30,088,593	51.4%

*	Less than 1%.

(1)	Based solely on the Schedule 13G filed by GRP II, L.P. (“GRP II”) and certain affiliates on February 12, 2009, a Form 4 filed by GRP II and certain affiliates on March 30, 2009, as well as updates received from GRP II and its affiliates. Consists of (i) 6,927,494 shares held by GRP II; (ii) 535,042 shares held by GRP II Investors, L.P. (“GRP II Investors”); (iii) 196,741 shares held by GRP II Partners, L.P. (“GRP II Partners”); (iv) 649,768 shares held by GRP Management Services Corp. (“GRPMSC”) as escrow agent for GRP II, GRP II Investors and GRP II Partners; and (v) 2,682,108 shares held by Global Retail Partners, L.P. (“GRP I”). GRPVC, L.P. (“GRPVC”) is the general partner of each of GRP II and GRP II Partners, and GRPMSC is the general partner of GRPVC and GRP II Investors. Messrs. Lebow, Sisteron and Defforey are members, together with Steven Dietz and Brian McLoughlin, of the investment committee of GRP II, GRP II Investors and GRP II Partners. As a result, each of Messrs. Lebow, Sisteron and Defforey may be deemed to possess indirect beneficial ownership of the shares owned by GRP II, GRP II Investors and GRP II Partners. Pursuant to contractual arrangements, GRPMSC also appoints a majority of the investment committee members of GRP I. Mr. Lebow and Mr. Sisteron own capital stock which represents a majority of the voting stock of GRPMSC and control its actions. As a result, Mr. Lebow and Mr. Sisteron may also be deemed to possess indirect shared beneficial ownership of the shares owned by GRP I. Messrs. Lebow, Sisteron and Defforey disclaim beneficial ownership of all such shares except to the extent of their pecuniary interest therein.

(2)	Based solely on the Schedule 13G filed by Doublemousse B.V. on February 12, 2009. The securities shown as beneficially owned by Doublemousse B.V. are indirectly beneficially owned by (a) Chanel International B.V., the parent company of Doublemousse B.V. and (b) Charles Heilbronn, who has been granted a power of attorney and proxy to exercise voting and investment power with respect to these securities. Mr. Heilbronn disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(3)	Based solely on the Schedule 13G filed by Credit Suisse on February 18, 2009.

(4)	Includes options to purchase 158,000 shares of common stock exercisable at $15.81 per share, options to purchase 158,000 shares of common stock exercisable at $25.32 per share and options to purchase 250,000 shares of common stock exercisable at $14.06 per share.

(5)	Includes 14,000 shares of common stock held by the Bethany B. Bodnar Revocable Trust, options to purchase 63,200 shares of common stock exercisable at $9.18 per share held by the Bethany B. Bodnar Revocable Trust, options to purchase 11,060 shares of common stock exercisable at $15.81 per share held by the Bethany B. Bodnar Revocable Trust and options to purchase 50,000 shares of common stock exercisable at $14.06 per share held directly by Mr. Bodnar. Mr. Bodnar is a co-trustee, along with Bethany B. Bodnar, of the Bethany B. Bodnar Revocable Trust. Mr. Bodnar disclaims beneficial ownership of the shares of common stock and options to purchase shares of common stock held by the Bethany B. Bodnar Revocable Trust except to the extent of any pecuniary interest therein.

(6)	Of the 8,010,639 shares of common stock shown as beneficially owned by Mr. Defforey, Mr. Defforey directly holds 79,000 shares and 19,750 shares issuable pursuant to options exercisable at $2.62 per share. Mr. Defforey also indirectly holds 252,612 shares by Pictet & Cie f/b/o Hervé Defforey, over which he has sole voting power and sole investment power. The remaining 7,659,277 shares are held by affiliates of GRP II, L.P., as described in footnote (1). With the exception of the 79,000 shares and 19,750 options held directly and the 252,612 shares held indirectly by Mr. Defforey, Mr. Defforey has shared voting power and shared investment power with respect to all remaining shares of common stock shown as beneficially owned by him. Mr. Defforey disclaims beneficial ownership of all such remaining shares of common stock, and this proxy statement shall not be deemed an admission that Mr. Defforey is a beneficial owner of such shares for purposes of the Exchange Act, except to the extent of his pecuniary interest in such shares.

(7)	Of the 751,424 shares of common stock shown as beneficially owned by Mr. Eck, Mr. Eck directly holds 656,624 shares, and Sarah Louise Eck Thompson and Keith Lester Eck hold 63,200 and 31,600 shares, respectively. Under the terms of the Eck Family Trust, Mr. Eck has shared voting power and shared investment power with respect to the 94,800 shares held by Sarah Louise Eck Thompson and Keith Lester Eck. Mr. Eck disclaims beneficial ownership of all such shares held by Sarah Louise Eck Thompson and Keith Lester Eck, and this proxy statement shall not be deemed an admission that Mr. Eck is a beneficial owner of such shares for purposes of the Exchange Act.

(8)	Of the 1,735,945 shares of common stock shown as beneficially owned by Mr. Gallagher, Mr. Gallagher directly holds 357,751 shares of common stock. Mr. Gallagher also beneficially owns all 1,378,194 shares of common stock and shares issuable pursuant to options held by the entities affiliated with Oak Investment Partners VII, L.P., as set forth below (based solely on the Schedule 13G filed by Oak Management Corporation on February 13, 2009 and a Form 4 filed by Mr. Gallagher on April 14, 2009). Oak Investment Partners VII, L.P. holds 1,299,506, and Oak VII Affiliates Fund, L.P. holds 78,688, shares of common stock. Oak Associates VII, LLC is the general partner of Oak Investment Partners VII, L.P. and Oak VII Affiliates, LLC is the general partner of Oak VII Affiliates Fund, L.P. Oak Management Corporation (“Oak Management”) is the manager of each of Oak Investment Partners VII, L.P. and Oak VII Affiliates Fund, L.P. Gerald R. Gallagher is one of five managing members of both Oak Associates VII, LLC and Oak VII Affiliates, LLC and as such, may be deemed to possess shared beneficial ownership of the shares of common stock held by Oak Investment Partners VII, L.P. and Oak VII Affiliates Fund, L.P. Amounts beneficially owned by each of Oak Investment Partners VII, L.P., Oak Associates VII, LLC, Oak Management and Gerald R. Gallagher include options to purchase 77,065 shares exercisable at $0.63 per share, which may be deemed to be held by Gerald R. Gallagher on behalf of Oak Investment Partners VII, L.P. Amounts beneficially owned by each of Oak VII Affiliates Fund, L.P., Oak VII Affiliates, LLC, Oak Management and Gerald R. Gallagher, include options to purchase 1,935 shares exercisable at $0.63 per share, which may be deemed to be held by Gerald R. Gallagher on behalf of Oak VII Affiliates Fund, L.P. Each individual and entity referenced herein disclaims the existence of a “group.” Mr. Gallagher shares voting and investment power with respect to the 1,299,506 shares held by Oak Investment Partners VII, L.P. and the 78,688 shares held by Oak VII Affiliates Fund, L.P. with four other individuals. Acting alone, Mr. Gallagher does not have voting or investment power with respect to such shares and, as a result, disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest in such shares.

(9)	Of the 11,182,997 shares of common stock shown as beneficially owned by Mr. Heilbronn, Mr. Heilbronn holds 79,000 shares directly and is deemed to beneficially own all 11,029,471 shares of common stock held by Doublemousse B.V. and 74,526 shares of common stock held by Moussetrap. Mr. Heilbronn has sole voting power and sole investment power with respect to the 79,000 shares he holds directly, and he has been granted a power of attorney and proxy to exercise voting and investment power with respect to all of the shares shown as beneficially owned by Doublemousse B.V. Pursuant to this authority, Mr. Heilbronn makes all voting and investment decisions with respect to all such shares and may be deemed to beneficially own all such shares. As the sole stockholder of one of Moussetrap’s general partners, Mousseless Inc., Mr. Heilbronn may be deemed to beneficially own all of Moussetrap’s shares. Mr. Heilbronn disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(10)	Of the 11,925,312 shares of common stock shown as beneficially owned by Mr. Lebow, Mr. Lebow directly holds 79,000 shares, Steven and Susan Lebow Trust dated 12-16-02 holds 670,569 shares, The Michael

Harvey Lebow Irrevocable Trust holds 92,295 shares and The Matthew Allan Lebow Irrevocable Trust holds 92,295 shares. The remaining 10,991,153 shares are held by entities affiliated with GRP II, LP as described above in footnote (1). With the exception of the 79,000 shares held directly by Mr. Lebow, with respect to which he has sole voting power and sole investment power, Mr. Lebow has shared voting power and shared investment power with respect to all shares held by his family’s trusts and all remaining shares of common stock shown as beneficially owned by him as indicated in footnote (1). Mr. Lebow disclaims beneficial ownership of all such remaining shares of common stock, and this proxy statement shall not be deemed an admission that Mr. Lebow is a beneficial owner of such shares for purposes of the Exchange Act, except to the extent of his pecuniary interest in such shares.

(11)	Of the 11,184,468 shares of common stock shown as beneficially owned by Mr. Sisteron, Mr. Sisteron directly holds 178,821 shares and Yves Sisteron CGM SEP IRA Custodian holds 14,494 shares. The remaining 10,991,153 shares are held by entities affiliated with GRP II, L.P. as described above in footnote (1). With the exception of the 193,315 shares held directly by Mr. Sisteron and by Yves Sisteron CGM SEP IRA Custodian, over which he has sole voting power and sole investment power, Mr. Sisteron shares voting power and investment power with respect to all remaining shares of common stock shown as beneficially owned by him as indicated in footnote (1). Mr. Sisteron disclaims beneficial ownership of all such remaining shares, and this proxy statement shall not be deemed an admission that Mr. Sisteron is a beneficial owner of such shares for purposes of the Exchange Act, except to the extent of his pecuniary interest in such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership with the SEC. To our knowledge, based solely on a review of the copies of such forms furnished to us, and written representations that no other forms were required during the fiscal year ended January 31, 2009, all Section 16(a) filing requirements applicable to our Directors, executive officers and greater than 10% beneficial owners were complied with, except that Steven E. Lebow, a Director, Charles Heilbronn, a Director, and Charles J. Philippin, a Director, each untimely filed one report.

ARTICLE VI. CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related party transaction approval policy

Our Board of Directors has adopted written policies and procedures for the approval or ratification of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, Directors, Director nominees, 5% stockholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% stockholder, each of whom we refer to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K. The policy provides that management must present to the audit committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters, certain ordinary course transactions, transactions involving competitive bids or rates fixed by law, and transactions involving services as a bank depository, transfer agent or similar services). The audit committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the audit committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee subject to ratification of the transaction by the audit committee at its next regularly scheduled meeting. No Director may participate in approval of a related party transaction for which he or she is a related party.

Related party transactions and relationships

Since the beginning of fiscal 2008, we have engaged in the following transactions with our Directors, executive officers and holders of 5% or more of our common stock.

Transactions relating to our common stock

On June 21, 2004, we issued 126,400 shares of common stock to one of our Directors, Robert DiRomualdo, pursuant to a restricted stock agreement under which 25% of the shares vest annually beginning February 26, 2005. On February 26, 2008, Mr. DiRomualdo became 100% vested with respect to this stock. Mr. DiRomualdo did not pay any consideration for this stock, and we recognized an aggregate expense of $83,856 for financial statement reporting purposes.

Registration rights agreement

In connection with our initial public offering in October 2007, the holders of 5% or more of our common stock and certain of our Directors, among others, entered into a Third Amended and Restated Registration Rights Agreement with us relating to the shares of common stock they hold.

Transactions with vendors

Charles Heilbronn, one of our Directors, is Executive Vice President and Secretary, as well as a director, of Chanel, Inc. In fiscal 2008, Chanel, Inc. sold to Ulta approximately $5.6 million of fragrance on an arms’ length basis pursuant to Chanel’s standard wholesale terms, and is expected to continue to sell fragrance to Ulta during fiscal 2009.

Mr. Heilbronn is also a Membre du Conseil de Surveillance (a non-executive board of trustees) of Bourjois SAS (France), the parent company of Bourjois, Ltd. (U.S.). In fiscal 2008, Bourjois, Ltd. sold to Ulta approximately $4.3 million of beauty products on an arms’ length basis pursuant to Bourjois’ standard wholesale terms, and is expected to continue to sell beauty products to Ulta during fiscal 2009.

ARTICLE VII. MISCELLANEOUS

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting of Stockholders, it is the intention of the persons named on the accompanying Proxy Card to vote on such matters in accordance with their best judgment.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

Robert S. Guttman
Senior Vice President, General Counsel and Secretary

May 6, 2009

A COPY OF ULTA’S ANNUAL REPORT TO THE SEC ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2009, IS AVAILABLE WITHOUT CHARGE THROUGH THE INVESTOR RELATIONS SECTION OF OUR WEBSITE AT HTTP://IR.ULTA.COM, AND UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, ULTA SALON, COSMETICS & FRAGRANCE, INC., 1000 REMINGTON BLVD., SUITE 120, BOLINGBROOK, IL 60440.

Ulta Salon, Cosmetics & Fragrance, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Lynelle P. Kirby and Robert S. Guttman as proxies, with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Ulta Salon, Cosmetics & Fragrance, Inc. held of record by the undersigned on April 20, 2009, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 1000 Remington Boulevard, Bolingbrook, IL 60440, on June 17, 2009, or any adjournment or postponement thereof.
     Important notice regarding availability of proxy materials for the Annual Meeting of Stockholders to be held on June 17, 2009. The Proxy Statement and Annual Report are available at the Investor Relations section of our website at http://ir.ulta.com.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
Ulta Salon, Cosmetics & Fragrance, Inc.
June 17, 2009
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Hervé J.F. Defforey Robert F. DiRomualdo
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Lorna E. Nagler
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.